EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE PHOENIX COMPANIES, INC.

Pursuant to Section 242 of
the General Corporation Law of the
State of Delaware

THE PHOENIX COMPANIES, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is The Phoenix Companies, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section 1 of Article IV so that, as amended, said Section of said Article shall be and read as follows:

"SECTION 1. AUTHORIZED STOCK. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 250,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of the Common Stock and the Preferred Stock or any other class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, and, irrespective of Section 242(b)(2) of the Delaware General Corporation Law, no vote of the holders of any of the Common Stock, the Preferred Stock or any other class of stock, voting separately as a class, shall be required therefor.”

Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the "Effective Time"), each 20 shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be combined and reclassified into one share of Common Stock (the "New Common Stock").

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock.  In lieu thereof, any holder of Old Common Stock that would otherwise be entitled to a fractional share immediately following the foregoing reclassification shall, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon due surrender of any certificate previously representing a fractional share, be entitled to receive cash for such holder’s fractional share based upon the volume weighted average price of the Old Common Stock as reported on the New York Stock Exchange, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above).

THIRD: This Certificate of Amendment shall become effective as of 11:59 p.m., Eastern time, on the date of the filing with the Secretary of State of the State of Delaware.

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware. The board of directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. At the annual meeting of stockholders held on May 15, 2012 called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 10th day of August, 2012.

THE PHOENIX COMPANIES, INC.

By:	/s/ John T. Mulrain
Name:	John T. Mulrain
Title:	Executive Vice President, General Counsel and Secretary